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FIRST M&F CORPORATION AND SUBSIDIARY


EXHIBIT 11.       COMPUTATION OF EARNINGS PER SHARE

                                                                              Three Months Ended
                                                                                     March 31
                                                                          ----------------------------
                                                                          1995                    1994
                                                                          ----                    ----
Net Income                                                          $      1,356,134          $   962,283

Weighted Average Common Shares Outstanding                                 1,335,450            1,335,206

Earnings Per Common Share                                           $           1.02          $      0.72





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